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                                                                    EXHIBIT 10.5




                                      AYAVA
                            SHORT TERM INCENTIVE PLAN
                            Effective October 1, 2000


         1. PURPOSE. The purpose of the Ayava Short Term Incentive Plan (the "Plan") is to provide Officers of Avaya Inc. (the "Company") and its affiliates with incentive compensation based upon the level of achievement of financial and other performance criteria. The Plan will enhance the ability of the Company and its affiliates to attract individuals of exceptional managerial talent upon whom, in large measure, the sustained progress, growth and profitability of the Company depends.

         2. DEFINITIONS. As used in the Plan, the following terms shall have the meanings set forth below:

         (a) "AWARD" shall mean a cash payment.

         (b) "BOARD" shall mean the Board of Directors of the Company.

         (c) "CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time and any successor thereto.

         (d) "COMMITTEE" shall mean the Corporate Governance and Compensation Committee of the Board (or any successor committee).

         (e) "COVERED EMPLOYEE" shall mean a "covered employee" within the meaning of Section 162(m) of the Code.

         (f) "NET INCOME" shall mean the net income of the Company as determined under generally accepted accounting principles, excluding (a) extraordinary items (net of applicable taxes); (b) cumulative effects of changes in accounting principles; (c) securities gains and losses (net of applicable taxes); and (d) nonrecurring items (net of applicable taxes) including, but not limited to, gains or losses on asset dispositions and sales of divisions, business units or subsidiaries, restructuring charges, gains and losses from qualified benefit plan curtailments and settlements, and income or expenses related to deferred tax assets.

         (g) "OFFICER" shall mean any manager of the Company or any affiliate holding a position above the executive ("E Band") level or any salary grade level that the Committee determines, in its sole discretion, is the equivalent thereof.
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         (h) "OUTSIDE DIRECTORS" shall mean those members of the Board who are
"outside directors" within the meaning of Section 162(m) of the Code.

         (i) "PARTICIPANT" shall mean any person selected by the Committee to participate in the Plan.

         (j) "PERFORMANCE YEAR" shall mean the fiscal year in which a Participant provides services on account of which the Award is made.

         (k) "PERSON" shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, or government or political subdivision thereof.

         (l) "TARGET AWARD" shall mean an Award level that may be paid if certain performance criteria are achieved in the Performance Year.

         3. ELIGIBILITY. Persons employed by the Company or any of its affiliates during a Performance Year in active service at an Officer level are eligible to be Participants under the Plan for such Performance Year (whether or not so employed or living at the date an Award is made) and may be considered by the Committee for an Award. An Officer is not rendered ineligible to be a Participant by reason of being a member of the Board.

         4. AWARDS-GENERAL. The Committee will establish Target Awards for Participants at the beginning of each Performance Year and the performance criteria to be applicable to Awards for such Performance Year. The performance criteria utilized by the Committee may be based on individual performance, earnings per share, other Company and business unit financial objectives, customer satisfaction indicators, operational efficiency measures, and other measurable objectives tied to the Company's success or such other criteria as the Committee shall determine. Awards will be made by the Committee following the end of each Performance Year. Awards shall be paid as soon as practicable after the Performance Year, except to the extent that a Participant has made an election to defer the receipt of such Award pursuant to the Avaya Inc. Deferred Compensation Plan or any successor plan having a similar function. The Award amount with respect to a Participant shall be determined in the sole discretion of the Committee, or, in the case of an Award to a Participant who is not a Covered Employee, in the sole discretion of such person or committee empowered by the Committee or Board. The determination of the Award amount for each Participant shall be made at the end of each Performance Year and may be less than (including no Award) or, in the case of a Participant who is not a Covered Employee, greater than the Target Award.

         5. AWARDS TO COVERED EMPLOYEES. (a) If the Committee determines at the time a Target Award is established for a Participant that such Participant is, or may be as of the end of the tax year for which the Company would claim a tax
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deduction in connection with such Award, a Covered Employee, then the Committee may provide that this Section 5 is applicable to such Award under such terms as the Committee shall determine.

          (b) If an Award is subject to this Section 5, then the payment of cash pursuant thereto shall be subject to the Company having a level of Net Income for the applicable Performance Year set by the Committee within the time prescribed by Section 162(m) of the Code or the regulations thereunder in order for the level to be considered "pre-established". The Committee may, in its discretion, reduce the amount of such an Award at any time prior to payment based on such criteria as it shall determine, including but not limited to individual merit and the attainment of specified levels of one or any combination of the following: net cash provided by operating activities, earnings per share from continuing operations, operating income, revenues, gross margin, return on operating assets, return on equity, economic value added, stock price appreciation, total shareowner return (measured in terms of stock price appreciation and dividend growth), or cost control, of the Company or the affiliate or division of the Company for or within which the Participant is primarily employed.

          (c) Notwithstanding any contrary provision of this Plan, the Committee may not adjust upwards the amount payable pursuant to any Award subject to this
Section 5, nor may it waive the achievement of the Net Income requirement contained in Section 5(b), except in the case of the death or disability of the Participant.

          (d) Prior to the payment of any Award subject to this Section 5, the Committee shall certify in writing that the Net Income requirement applicable to such Award was met.

          (e) The Committee shall have the power to impose such other restrictions on Awards subject to this Section 5 as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for "performance-based compensation" within the meaning of Section 162(m)(4)(C) of the Code, the regulations promulgated thereunder, and any successors thereto.

         6. OTHER CONDITIONS. (a) No person shall have any claim to an Award under the Plan and there is no obligation for uniformity of treatment of Participants under the Plan. Awards under the Plan may not be assigned or alienated.

          (b) Neither the Plan nor any action taken hereunder shall be construed as giving to any Participant the right to be retained in the employ of the Company or any affiliate.

          (c) The Company or any affiliate shall have the right to deduct from any Award to be paid under the Plan any federal, state or local taxes required by law to be withheld with respect to such payment.
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          (d) Awards under the Plan will, to the extent provided therein, be included in base compensation or covered compensation under the retirement programs of the company for purposes of determining pensions, retirement and death related benefits.

          (e) In the event an Award under the Plan is deferred under the Avaya Deferred Compensation Plan or any successor thereto, it will be reflected in the calculations of the above benefit plans as if it had been paid as scheduled and not deferred.

          (f) Notwithstanding any contrary provision of the Plan, the maximum amount which may be paid to a Participant in any Performance Year is $9 million.

          7. DESIGNATION OF BENEFICIARIES. A Participant may, if the Committee permits, designate a beneficiary or beneficiaries to receive all or part of the Award which may be made to the Participant, or may be payable, after such Participant's death. A designation of beneficiary shall be made in accordance with procedures specified by the Company and may be replaced by a new designation or may be revoked by the Participant at any time. In case of the Participant's death, an Award with respect to which a designation of beneficiary has been made (to the extent it is valid and enforceable under applicable law) shall be paid to the designated beneficiary or beneficiaries. Any Award granted or payable to a Participant who is deceased and not subject to such a designation shall be distributed to the Participant's estate. If there shall be any question as to the legal right of any beneficiary to receive an Award under the Plan, the amount in question may be paid to the estate of the Participant, in which event the Company or its affiliates shall have no further liability to anyone with respect to such amount.

          8. PLAN ADMINISTRATION. (a) The Committee shall have full discretionary power to administer and interpret the Plan and to establish rules for its administration (including the power to delegate authority to others to act for and on behalf of the Committee) subject to such resolutions, not inconsistent with the Plan, as may be adopted by the Board, except that the Committee (or any subcommittee thereof) shall have the exclusive authority to exercise any such power with respect to Awards to which Section 5 is applicable. In making any determinations under or referred to in the Plan, the Committee (and its delegates, if any) shall be entitled to rely on opinions, reports or statements of employees of the Company and its affiliates and of counsel, public accountants and other professional or expert persons.

          (b) The Plan shall be governed by the laws of the State of Delaware and applicable Federal law.

          9. MODIFICATION OR TERMINATION OF PLAN. The Board may modify or terminate the Plan at any time, effective at such date as the Board may determine. The Vice President - Human Resources of the Company or his delegate with the concurrence of the General Counsel of the Company or his delegate (or, in each case,
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any successor to either of such officer's responsibilities), shall be authorized to make minor or administrative changes in the Plan or changes required by or made desirable by law or government regulation. Such a modification may affect present and future Participants. For purposes of this Section, a change to the Plan that affects any Award to a Covered Employee shall not be a minor or administrative change.



IN WITNESS WHEREOF, the Company has caused this Plan to be executed as of this 1st day of October, 2000.


AVAYA INC.


By:______________________________


Attest:__________________________